Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

J.P. MORGAN STRUCTURED OBLIGATIONS CORPORATION

        FIRST: The name of this Corporation is J.P. Morgan Structured Obligations Corporation.

        SECOND: The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of this Corporation is limited to (i) selling varying types of securities that are backed or secured by direct obligations (the "Obligations") of (a) the United States of America or any agency thereof (which shall include for this purpose obligations of others which are guaranteed by the United States of America or any agency thereof), (b) the Federal National Mortgage Association, (c) the Federal Home Loan Mortgage Corporation, (d) the Student Loan Marketing Association, (e) any of the Federal Home Loan Banks, or (f) such other federal or federal government-sponsored entity or instrumentality as may be approved by this Corporation in accordance with contractual arrangements applicable to this Corporation; (ii) using the proceeds of the sale of such securities to acquire the Obligations; (iii) acquiring, owning, holding and pledging or selling interests in the Obligations; (iv) acting as settlor or depositor of trusts formed to issue series of securities and investing in or selling beneficial interests in the same; (v) investing cash balances on an interim basis in certain short-term investments; and (vi) engaging in activities incidental to and necessary to accomplish the foregoing.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $1.00 per share.

        FIFTH: The name and mailing address of the sole incorporator is as follows: Debra F. Stone, c/o J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260.

        SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the board of directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided by, the By-Laws of the Corporation. The election of directors need not be by ballot unless the By-Laws shall so require.

        SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

        EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

        NINTH: Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

        IN WITNESS WHEREOF, this Certificate of Incorporation has been duly adopted by the sole incorporator of the Corporation, pursuant to the General Corporation Law of the State of Delaware this 13th day of October, 1993.

/s/ Debra F. Stone Debra F. Stone Sole Incorporator

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
J.P. MORGAN STRUCTURED OBLIGATIONS CORPORATION

         J.P. Morgan Structured Obligations Corporation, a Delaware Corporation ("the Corporation"), does hereby certify:

FIRST: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         FIRST: The name of the Corporation is Structured Obligations Corporation.

SECOND: That said amendment was duly adopted in accordance witht he proivisions of Section 242 of the General Corporation Law of the State of Delaware.

         In Witness whereof, J.P. Morgan Structured Obligations Corporation has caused this Certificate to be signed by its duly authorized officer, this 2nd day of August, 2001.

By: /s/ Bianca A. Russo Name: Bianca A. Russo Title: Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STRUCTURED OBLIGATIONS CORPORATION

                  Structured Obligations Corporation, a Delaware Corporation ("the Corporation"), does hereby certify:

FIRST: That Article THIRD of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

THIRD: The purposes of this Corporation are to acquire, own, hold, sell, transfer, deposit, assign, pledge, and otherwise deal with and in: (i) debt securities or asset backed securities issued by one or more corporations, banking organizations, insurance companies or special purpose vehicles (including trusts, limited liability companies, partnerships or other special purpose entities); (ii) obligations of one or more foreign private issuers; (iii) debt securities which represent obligations of the United States of America, any agency thereof for the payment of which the full faith and credit of the United States of America is pledged, or a United States government sponsored organization created pursuant to a federal statute (the securities described in clauses (i) through (iii) above being (“Underlying Securities”); and/or (iv) certain assets related or incidental to one or more Underlying Securities or other assets, including hedging contracts and other similar arrangements (such as puts, calls, interest rate swaps, currency swaps, floors, caps and collars), cash and assets ancillary or incidental to Underlying Securities (including assets obtained through foreclosure or in settlement of claims with respect thereto), credit derivatives and direct obligations of the United States (all such assets, together with the related Underlying Securities, the “Deposit Assets”).

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  In witness whereof, Structured Obligations Corporation has caused this Certificate to be signed by its duly authorized officer, this 29th day of November, 2001.

By: /s/ Debra F. Stone Name: Debra F. Stone Title: Secretary